Exhibit 99.1

TOM BROWN, INC. AND TOM BROWN RESOURCES FUNDING CORP.
ANNOUNCE EXPIRATION AND FINAL SETTLEMENT OF CASH TENDER OFFER
AND CHANGE OF CONTROL OFFER FOR THEIR OUTSTANDING UNITS

DENVER, July 13, 2004—Tom Brown, Inc. (“TBI”) and Tom Brown Resources Funding Corp. (“TBRFC” and, together with TBI, “Tom Brown”) today announced that the cash tender offer (the “Tender Offer”) and the change of control offer (the “Change of Control Offer”) for any and all of their 225,000 outstanding units (the “Units”), on the terms and conditions set forth in the statement dated June 14, 2004 the (“Statement”) relating to the Offers to Purchase and Consent Solicitation,  expired at 12:00  midnight,  New York City time, on July 12, 2004 (the “Expiration Date”).  Each Unit consists of $512 principal amount of 7.25% Senior Subordinated Notes due September 15, 2013 of TBI and $488 principal amount of 7.25% Senior Subordinated Notes due September 15, 2013 of TBRFC (collectively, the “Notes”).

Tom Brown has been advised by the depositary that an aggregate of 222,500 Units (approximately 99% of all Units outstanding) were tendered pursuant to the Tender Offer and that no Units were tendered pursuant to the Change of Control Offer.  Tom Brown has accepted for purchase all of the Units tendered in the Tender Offer.  Holders who validly tendered to the Tender Offer and did not withdraw Units prior to 5:00 p.m., New York City time, on June 25, 2004 (the “Consent Date”) received the tender offer consideration of $1,106.53 per Unit (the “Tender Offer Consideration”) together with a consent payment of $30 per Unit tendered, plus accrued and unpaid interest up to (but not including) June 28, 2004.  Holders who validly tendered to the Tender Offer after the Consent Date and did not withdraw Units prior to the Expiration Date received the Tender Offer Consideration, plus accrued and unpaid interest up to (but not including) July 13, 2004.  In total, Tom Brown has paid pursuant to the Tender Offer approximately $257 million in the aggregate, including accrued interest.  Following the expiry of the Tender Offer and the Change of Control Offer, 2,500 Units remain outstanding.

Merrill Lynch & Co. acted as the sole dealer manager for the Tender Offer and Consent Solicitation, and Global Bondholder Services Corporation acted as the information agent and the depositary for the Tender Offer, Consent Solicitation and Change of Control Offer.

This news release is not an offer to purchase securities, a solicitation of an offer to purchase securities, an offer to sell securities, or a solicitation of consents.  The Tender Offer and Change of Control Offer were made solely by Tom Brown’s Offers to Purchase and Consent Solicitation Statement, dated June 14, 2004.

About Tom Brown

Tom Brown, Inc. is a Denver, Colorado based energy company engaged in the exploration for, and the acquisition, development, production and marketing of natural gas, natural gas liquids and crude oil in North America.  Tom Brown Resources Funding Corp. is a direct wholly owned subsidiary of TBI.

For inquiries about Tom Brown, please contact:

Tom Brown, Inc.
Mark Burford
Director of Investor Relations
(303) 260-5146

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, risks and uncertainties detailed in TBI’s most recent filings with the Securities and Exchange Commission.  Visit our website at www.tombrown.com.